PARTNER APPLICATION DISTRIBUTION AGREEMENT
Template last updated April 2, 2018

Signature Page

Partner Full Legal Name	Verb Technology Company, Inc
Partner Address	344 South Hauser Blvd. Suite 414 Los Angeles CA 90036 US
Address for Legal Notices to Partner (only if different from above)	

This Partner Application Distribution Agreement ("**Agreement**") is between **salesforce.com, inc**., a Delaware corporation having its principal place of business at The Landmark @ One Market, Suite 300, San Francisco, California 94105 ("**SFDC**") and the Partner listed above ("**Partner**"). SFDC and Partner are collectively the "**Parties**" and each a "**Party**" to this Agreement. Partner may also be referred to herein as "**Reseller**." This Agreement is effective as of the later of the dates beneath the Parties' signatures below (the "**Effective Date**"); provided, however that if such dates are separated by more than thirty (30) days this Agreement will be deemed null and void.

The Parties, by their respective authorized signatories, have duly executed this Agreement as of the Effective Date.

SFDC

DocuSigned by:
By: Catherine Kelly
4FFBDDAC59D54C3
Name: Catherine Kelly
Title: Senior Manager, Sales Operations
Date: January 30, 2019 | 17:40:52 PST

PARTNER

DocuSigned by:
By: Rory Cutaia
FBCC149FF8CC446...
Name: Rory Cutaia
Title: CEO
Date: February 4, 2019

1. Definitions

"**Affiliate**" means any entity which directly or indirectly controls, is controlled by, or is under common control with the subject entity. "Control," for purposes of this definition, means direct or indirect ownership or control of more than 50% of the voting interests of the subject entity.

"**AppExchange**" means the online directory of applications that interoperate with the SFDC Services, located at http://www.salesforce.com/appexchange or at any successor websites

"**Beta Services**" means SFDC services or functionality that may be made available to Partner to try at Partner's option at no additional charge which is clearly designated as beta, pilot, limited release, developer preview, non-production, evaluation, or by a similar description.

"**Change in Control**" means a merger, acquisition or other corporate transaction in which the owners of all of the subject entity's voting interests immediately prior to the transaction own less than 50% of the voting interests of the successor entity resulting from the transaction.

"**Combined Solution**" means the combination of a Partner Application with the Distribution Services that Partner is authorized to use or resell in combination with such Partner Application.

"**Content**" means information obtained by SFDC from publicly available sources or its third party content providers and made available to Customer through the SFDC Services, Beta Services or pursuant to an Order Form, as more fully described in the Documentation.

"**Customer**" means an entity to whom a Partner Application is distributed for its use.

"**Customer Data**" means electronic data and information submitted by or for a Customer to the SFDC Services which are accessible to the Customer while resident on SFDC's systems, including through the Partner Application, excluding Content and Non-SFDC Applications.

"**Distribution Services**" means the services provided by SFDC for use or resale by Partner in combination with a Partner Application, as detailed in each applicable Partner Category Addendum attached hereto.

"**Documentation**" means the applicable SFDC Services' Trust and Compliance documentation, and its usage guides and policies, as updated from time to time, accessible via help.salesforce.com or login to the applicable SFDC Services.

"**Non-SFDC Application**" means a Web-based, mobile, offline or other software application functionality that is provided by Customer, Partner or a third party and interoperates with an SFDC Service, including, for example, an application that is developed by or for a Customer, is listed on the AppExchange, or is identified as Salesforce Labs or by a similar designation.

"**Org**" or "**Organization**" means a unique instance of the SFDC Services, i.e., a separate set of Customer Data and Customer-specific SFDC Services customizations held by SFDC in a logically separated database (i.e., a database segregated through password-controlled access).

"**Partner Application**" means each Partner application approved by SFDC and described in a Partner Application Description.

"**Partner Application Description**" means each description of a Partner Application attached as an exhibit to a Partner Category Addendum.

"**Partner Category**" means an SFDC-designated category of SFDC's AppExchange Partner Program, as more fully described in each Partner Category Addendum attached to this Agreement.

"**Partner Category Addendum**" means each addendum that is attached to this Agreement, depending on which Partner Category(ies) the Partner is participating in. Each Partner Category addendum attached hereto is incorporated herein by

reference.

"**Partner Community**" means the SFDC partner community at https://partners.salesforce.com/ (as such URL may be updated from time to time).

"**Service Orders**" means orders for Distribution Services that are entered into between Partner and SFDC or any of SFDC's Affiliates from time to time.

"**SFDC MSA**" means a master subscription agreement to SFDC Services between SFDC and a Customer.

"**SFDC Services**" means the products or services made available on-line by SFDC, including associated offline or mobile components, as described in the Documentation. SFDC Services exclude Content and Non-SFDC Applications, including but not limited to applications made available on the AppExchange and Partner Applications.

"**Shared Org**" means an active SFDC Services Org in which both of the following are provisioned: (i) a Partner Application; and (ii) SFDC Services subscriptions purchased by Customer from SFDC or an SFDC partner other than Partner.

"**Term**" has the meaning specified in Section 7.1.

"**Transition Period**" has the meaning specified in Section 7.3.2.

"**Trial Subscription**" means a free subscription to the Distribution Services for use with a free trial subscription to a Partner Application.

2. Partner Relationship

2.1. Partner Applications. This Agreement sets forth the terms and conditions of Partner's distribution of Partner Applications as part of SFDC's AppExchange Partner Program.

2.2. Partner Category Addenda. The AppExchange Partner Program consists of one or more Program Categories. Each Partner Category Addendum attached hereto contains terms and conditions regarding Partner's distribution of Partner Applications pursuant to such Partner Category, including fees and other amounts due to SFDC in connection with such distribution. Each Partner Category Addendum is incorporated herein by reference.

2.3. Distribution Services. Partner will not provide any Customer with a product quotation listing any SFDC service or product as its own line item. Partner will be solely responsible for setting the price that Partner charges Customers for any Partner Application, or if Partner is reselling Distribution Services with the Partner Application, for any Combined Solution.

2.4. Relationship Managers. Each Party will designate a representative (each a "**Relationship Manager**") who will oversee that Party's activities under this Agreement. Each Party's Relationship Manager will serve as its principal point of contact for the other Party for the resolution of any issues that may arise under this Agreement. Each Party may change its Relationship Manager by notifying the other Party.

2.5. Sales Forecasts. Upon SFDC's request, Partner will provide SFDC with a one year sales forecast for each Partner Application. SFDC may request an update of this forecast on a quarterly basis. The foregoing information will be considered Partner's Confidential Information (as defined herein).

3. Partner Applications.

3.1. Scope of Partner Application.

3.1.1. Each Partner Application distributed by Partner shall at all times materially conform to the applicable Partner Application Description. Without limiting the foregoing, each Partner Application may only utilize the number of SFDC Services components (e.g., apps, tabs and objects) required to deliver the Partner Application in the form and with the functionality as approved by SFDC and reflected in the Partner Application Description.

3.1.2. SFDC reserves the right to review each Partner Application to verify that the Partner Application continues to materially conform to the applicable Partner Application Description.

3.1.3. A Partner Application may not recreate substantially similar functionality to the following standard SFDC objects: Campaigns, Cases, Entitlements, Leads, Opportunities, Quotes, Sales Contracts, Service Contracts, Solutions and/or Work Orders.

3.2. Material Modifications.

3.2.1. SFDC must review, approve and reflect in this Agreement via a mutually executed amendment of the Partner Application Description, any Material Modifications. "**Material Modifications**" are modifications and/or updates to a Partner Application that cause the Partner Application not to materially conform with the Partner Application Description or that are otherwise material. For the avoidance of doubt, modifications and/or updates to the Partner Application that require or enable the use of any SFDC Services functionality not included in the Partner Application Description are material for the purposes of this Agreement.

3.2.2. If Partner breaches its obligations under this Section 3 (Partner Applications), SFDC may, upon written notice to Partner, (a) suspend Partner's right to distribute Partner Applications with and/or use Distribution Services hereunder, or (b) terminate the Agreement in accordance with Section 7.2 (Termination for Cause) below.

3.2.3. For the avoidance of doubt, all modifications to a Partner Application and/or updated versions of a Partner Application may be subject to a Security Review, even if they do not include a Material Modification.

3.3. Partner Application Security Review. SFDC may conduct periodic security evaluations of the Partner Application ("**Security Reviews**"), which may include a qualitative assessment involving review of a questionnaire completed by Partner, an interview with appropriate Partner personnel, and/or security testing. SFDC conducts such Security Reviews for its own benefit and Partner may not rely on, publicly disclose or promote a Partner Application's successful passage of such Security Review. Partner shall not distribute a Partner Application unless such Partner Application has successfully passed the Partner Application Security Review. There may be fees associated with such review. If the Partner Application, in whole or in part, runs outside SFDC's systems, security testing may include remote application-level security testing of the Partner Application, and network-level security testing including a vulnerability threat assessment. SFDC may conduct such testing itself or through a third party. SFDC will provide reasonable notice to Partner before starting such testing. SFDC will cooperate reasonably with Partner to mitigate the effects of such testing on Partner's business and operations. Partner agrees to cooperate reasonably with such testing. Despite the foregoing, such testing may in rare cases cause downtime or other adverse effects on the Partner Application or Partner's systems. Partner agrees that SFDC and its agents or contractors conducting the testing will bear no responsibility or liability arising from such testing. Any Partner Confidential Information to which SFDC obtains access in the course of a Security Review will be subject to Section 8 (Confidentiality).

3.4. Privacy and Security of Customer Data Accessed by Partner Application. Partner will maintain appropriate administrative, physical, and technical safeguards for the protection of the security, confidentiality and integrity of Customer Data accessed or processed by the Partner Application. To the extent the Partner Application transmits or processes Customer Data outside SFDC's systems, Partner represents and warrants that it will notify all Customers prior to their use of the Partner Application that their Customer Data will be transmitted or processed outside SFDC's system and to that extent SFDC is not responsible for the privacy, security or integrity of that Customer Data. Partner shall not (a) modify Customer Data, except to provide the Partner Application or when expressly permitted in writing by Customer, (b) disclose Customer Data except as compelled by law or as expressly permitted in writing by Customer, or (c) access or use Customer Data except to provide the Partner Application and prevent or address service or technical problems, or at Customer's request in connection with customer support matters. In addition, Partner shall comply with all applicable laws in providing the Partner Application to Customers. Partner agrees to maintain the confidentiality of Customer Data indefinitely following the expiration or termination of this Agreement.

4. Customer Relationship.

4.1. Customer Agreements. Customers will contract directly with Partner for the use of Partner Applications and any Distribution Services resold by Partner to such Customer.

4.2. Customer Billing and Collection. Partner will be solely responsible for billing and collecting fees for each Partner Application from Customers. Payments due from Partner to SFDC will not depend on Partner's receipt of payments from Customers.

4.3. Partner Solely Responsible to Customers. In the event that Partner ceases business and/or provision of a Partner Application, SFDC is under no obligation to provide the Partner Application, to refund to Customer any fees paid by Customer to Partner, or to assume the relationship with Customer.

4.4. Customer Support. Partner will itself provide all technical support for Partner Applications and any Distribution Services used or resold by Reseller with such Partner Applications in accordance with the following: (i) Partner will provide telephone, web-based and/or email support to Customers during normal business hours; (ii) Partner will respond to all Customers' support queries within 1 business day; and (iii) Partner will clearly and conspicuously, within the online help information provided for the Partner Application, direct Users to contact only Partner for technical support. Partner will not direct Customers to seek support from SFDC and SFDC will not, except in its sole discretion on a case by case basis, provide any technical support to Customers for Partner Applications or Distribution Services. SFDC has no obligation to provide such support. If, after exercising Partner's best effort to resolve a technical support issue relating to the Distribution Services or Customer's use of a Partner Application with the SFDC Services, Partner cannot adequately resolve such issue, Partner may seek assistance from SFDC's support organization by logging a case with SFDC via the Partner Community.

4.5. Trial Subscriptions. Trial Subscriptions may not exceed 30 days. Partner will prominently inform all prospective Customers signing up for a Trial Subscription to a Partner Application that their registration information will be disclosed to SFDC and will be used by SFDC pursuant to its privacy policy available at http://www.salesforce.com. All data provided by a prospective Customer through a Trial Subscription to a Partner Application will be treated by the Parties as Customer Data belonging to that prospective Customer, and Partner will provide the Customer with the ability to access and download all of its Customer Data throughout the term of such Trial Subscription.

4.6. Suspension and Termination of Shared Org. Partner acknowledges and understands that a Customer's access to a Shared Org may be suspended or terminated due to breach or expiration of the SFDC MSA. Partner will remain liable to SFDC for the fees for the Distribution Services, including those remaining under the applicable Service Order, notwithstanding any such suspension or termination. In no case will any such termination or suspension give rise to any liability of SFDC to Partner or to the Customer, including for a refund or damages.

5. Fees.

5.1. Taxes. Unless otherwise stated, SFDC's fees do not include any direct or indirect local, state, federal or foreign taxes, levies, duties or similar governmental assessments of any nature, including value-added, use or withholding taxes (collectively, "**Taxes**"). Partner is responsible for paying all Taxes associated with its purchases of Distribution Services, excluding taxes based on SFDC's net income or property. If SFDC has the legal obligation to pay or collect Taxes for which Partner is responsible under this section, the appropriate amount shall be invoiced to and paid by Partner, unless Partner provides SFDC with a valid tax exemption certificate authorized by the appropriate taxing authority.

5.2. Audits. SFDC will have the right to audit, no more than once per calendar year, Partner's records relating to Partner's payment obligations under this Agreement, including without limitation fee calculations, records relating to the provisioning of the Partner Applications and any fees required to be paid to Partner in order to install, access and/or use any version of such Partner Application or its features and capabilities, and the documentation underlying any information provided to SFDC with respect to Service Orders, upon reasonable notice and under reasonable time, place and manner conditions. If such audit shows underpayment by Partner of 5.00% or more ("**Irregularity**"), Partner shall be responsible for the full cost of the audit and SFDC shall subsequently be entitled to perform quarterly audits, at its sole discretion, for the remainder of the Agreement. If no such Irregularity is discovered, then SFDC shall bear the cost of the audit.

5.3. Overdue Payments.

5.3.1. **Suspension of Service**. If any charge owing by Partner is 30 days or more overdue, SFDC may, without limiting its other rights and remedies, suspend all or some services until such amounts are paid in full, provided that SFDC has given Partner at least 10 days' prior written notice that its account is overdue in accordance with the "Notices" section of this Agreement. In no case will any such suspension give rise to any liability of SFDC to Partner or to the Customer, including for a refund or damages.

5.3.2. **AppExchange**. Without limiting any other terms and conditions relating to Partner's listing of a Partner Application on the AppExchange, Partner acknowledges that SFDC may delist a Partner Application from the AppExchange if Salesforce has not received payments due to SFDC from Partner under this Agreement within sixty (60) days following the payment due date provided that SFDC has given Partner at least 10 days' prior written notice that its account is overdue in accordance with the "Notices" section of this Agreement.

5.3.3. **Overdue Charges**. If any invoiced amount is not received by SFDC by the due date, then without limiting SFDC's rights or remedies, those charges may accrue late interest at the rate of 1.50% of the outstanding balance per month, or the maximum rate permitted by law, whichever is lower.

5.3.4. **Payment Disputes**. SFDC will not exercise its rights under the "Overdue Charges," "AppExchange," or "Suspension of Service" sections above if Partner is disputing the applicable charges reasonably and in good faith and is cooperating diligently to resolve the dispute. Any such dispute must be initiated by Partner, in writing, within thirty (30) days of the date on which the applicable payment was due.

6. Marketing and Publicity

6.1. **Press Release, etc.** Neither Party will issue a press release announcing the Parties' relationship under this Agreement unless agreed to by both Parties in writing. Partner agrees to comply with SFDC's Partner Press Release Guidelines on all press releases, unless otherwise agreed to in writing. The Parties may collaborate on such items as marketing collateral, public relations, newsflashes, webinars, events, and other promotional activities.

6.2. **Marketing Statements.** Partner will not make any false, misleading or disparaging statements regarding SFDC or its Affiliates or their technology or services, or their capabilities, features, functions or performance, including without limitation in or in the course of any sales, marketing, publicity, and other activities under this Agreement.

6.3. **SFDC Marketing Collateral.** Partner may, at its own expense, copy and distribute SFDC's standard product literature to prospective Customers. Partner may not alter any pre-existing SFDC branding or marketing collateral.

6.4. Partner Marketing Collateral.

6.4.1. Partner shall at all times comply with SFDC's current branding guidelines, including the Trademark Usage Guidelines (currently available at https://www.salesforce.com/company/legal/) and Partner Branding Guidelines (currently available at https://partners.salesforce.com/s/education/general/Branding_Guidelines) and Partner Public Relations Guidelines (available through https://partners.salesforce.com/s/education/general/PR_Guidelines) (collectively, "**SFDC Branding Guidelines**").

6.4.2. During the Term, the Partner Application may only be described by Partner in a manner that (i) is consistent with the Partner Application Description and SFDC Branding Guidelines or (ii) has been pre-approved by SFDC in writing.

6.4.3. SFDC may not alter any pre-existing Partner branding or marketing collateral within the Partner Application.

7. Term and Termination

7.1. **Term.** This Agreement is effective as of the Effective Date and will remain in effect for so long as a Partner Category Addendum is in effect.

7.2. **Termination for Cause.** A Party may terminate this Agreement or any Partner Category Addendum for cause (i) upon 30 days written notice to the other Party of a material breach if such breach remains uncured at the expiration of such period, (ii) if the other Party becomes the subject of a petition in bankruptcy or any other proceeding

relating to insolvency, receivership, liquidation or assignment for the benefit of creditors, (iii) if the other Party is subject to a Change in Control in favor of a direct competitor of the terminating Party, (iv) in the event an indemnifiable Claim (as set forth in Section 11) is brought against it by a third-party alleging intellectual property infringement by the other Party, and the indemnifying Party fails to remedy such infringement (as set forth in Section 11) within ninety (90) days following notification of such Claim. For the avoidance of doubt, termination in sections (ii)-(iv) are each upon written notice and not subject to a cure period.

7.3. Effect of Termination Notice/Non-Renewal. If a Party delivers a written termination notice pursuant to Section 7.2, or if a Partner Category Addendum is not renewed after the expiration of the Initial Term or a Renewal Term, the following shall apply:

7.3.1. No New Distribution. Except as set forth in Section 7.3.2, SFDC will have no obligation to continue providing the Distribution Services to Partner and Partner will (i) immediately cease distribution of each Partner Application for use with any SFDC Services, (ii) not enter into any new or renewal orders with Customers for any Partner Application and (iii) not enter into any new or renewal Service Orders with SFDC for the Distribution Services. The Parties will meet to discuss in good faith whether and how to transition and/or accommodate existing Customers.

7.3.2. Transition Periods. If either Party elects not to renew a Partner Category Addendum, unless otherwise set forth in the applicable Partner Category Addendum, the Parties will continue to perform their respective obligations under this Agreement with respect to any Service Orders in effect as of such termination or expiration for the remainder of the then-current term of each such Service Order (the "**Transition Period**"). SFDC reserves the right to terminate the Customer relationship with any Customer that is in breach of its SFDC MSA during the Transition Period. In no case will any such termination give rise to any liability of Salesforce to Partner or to the Customer for a refund or damages.

7.4. Survival. Notwithstanding any other provision of this Agreement: (a) the termination or expiration of this Agreement will not relieve either Party of its outstanding payment obligations at the time of such termination or expiration; and (b) those provisions that by their nature are intended to survive termination of the Agreement, including the following provisions of this Agreement and those specified as surviving provisions in this Agreement, and all other provisions necessary to their interpretation or enforcement (including those set forth in any applicable Partner Category Addendum), will survive indefinitely after the expiration or termination of this Agreement and will remain in full force and effect and be binding upon the Parties as applicable: Sections 5 (Fees), 7.4 (Survival), 8 (Confidentiality), 9.2 (Ownership of Intellectual Property), 9.4 (Ownership/Good Faith Covenants), 10.3 (Warranty Disclaimer), 11 (Mutual Indemnification) 12 (Exclusions and Limitations of Liability) and 14 (General). For the avoidance of doubt, termination under Section 7.2 (Termination for Cause) shall not relieve the indemnifying party of its indemnification obligations hereunder. In addition, this Agreement will continue to apply in full force and effect with respect to Service Orders in effect during the Transition Period.

8. Confidentiality

8.1. Definition of Confidential Information. In this Agreement, "**Confidential Information**" means all information disclosed by a Party (the "**Disclosing Party**"), to the other Party (the "**Receiving Party**"), orally or in writing, that is designated as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure, including without limitation and without the need to designate as confidential: (a) the terms and conditions of this Agreement (which are both SFDC's and Partner's Confidential Information); (b) the Distribution Services and the SFDC Services, including their underlying technology and architecture (which are SFDC's Confidential Information); (c) the Disclosing Party's business and marketing plans, technologies and technical information, product designs, financial information, and business processes; and (d) the Partner Application (which is Partner's Confidential Information). For avoidance of doubt, Customer Data is the

confidential information of the applicable Customer. However, Confidential Information does not include any information that (i) is or becomes generally known to the public without breach of any obligation owed to the Disclosing Party, (ii) was known to the Receiving Party prior to its disclosure by the Disclosing Party without breach of any obligation owed to the Disclosing Party, (iii) is received from a third party without breach of any obligation owed to the Disclosing Party, or (iv) was independently developed by the Receiving Party.

8.2. Protection of Confidential Information. The Receiving Party will use the same degree of care that it uses to protect the confidentiality of its own confidential information of like kind (but not less than reasonable care) to (i) not use any Confidential Information of the Disclosing Party for any purpose outside the scope of this Agreement and (ii) except as otherwise authorized by the Disclosing Party in writing, limit access to Confidential Information of the Disclosing Party to those of its and its Affiliates' employees and contractors who need that access for purposes consistent with this Agreement and who have signed confidentiality agreements with the Receiving Party containing protections not materially less protective of the Confidential Information than those herein. Neither Party will disclose the terms of this Agreement or any Service Order to any third party other than its Affiliates, legal counsel and accountants without the other Party's prior written consent, provided that a Party that makes any such disclosure to its Affiliate, legal counsel or accountants will remain responsible for such Affiliate's, legal counsel's or accountant's compliance with this "Confidentiality" section.

8.3. Compelled Disclosure. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent compelled by law to do so, provided the Receiving Party gives the Disclosing Party prior notice of the compelled disclosure (to the extent legally permitted) and reasonable assistance, at the Disclosing Party's cost, if the Disclosing Party wishes to contest the disclosure.

8.4. Return of Confidential Information. Upon Disclosing Party's written request upon expiration or termination of this Agreement (or at any earlier time upon written request by the Disclosing Party), the Receiving Party will: (a) promptly deliver to the Disclosing Party all originals and copies of all the Disclosing Party's Confidential Information and all documents, records, data and materials containing such Confidential Information in the Receiving Party's possession, power or control and the Receiving Party will delete all of the Disclosing Party's Confidential Information from any and all of the Receiving Party's computer systems, retrieval systems and databases except to the extent such systems retain such information in the ordinary course of business for back-up purposes; and (b) request that all persons to whom it has provided any of the Disclosing Party's Confidential Information comply with this Section 8.4. For the avoidance of doubt, Customer Data will be deleted in accordance with the Documentation.

9. Intellectual Property

9.1. License to Partner Applications. Subject to the terms and conditions of this Agreement, Partner hereby grants to SFDC a worldwide, limited term, nonexclusive license during the Term to host, copy, transmit and display the Partner Applications as necessary for SFDC to fulfill its obligations under this Agreement, and to use the Partner Applications as reasonably necessary to provide and facilitate proper operation with the SFDC Services and systems.

9.2. Ownership of Intellectual Property.

9.2.1. SFDC Property. Partner acknowledges that, as between the Parties, the SFDC Services, the Distribution Services and the AppExchange, and all intellectual property rights therein, are and will remain the sole property of SFDC, and no rights are granted to Partner under this Agreement with respect to the SFDC Services, the Distribution Services, or the AppExchange, or the intellectual property rights therein, other than the limited licenses specified in this Agreement. Partner will not use the SFDC Services, the Distribution Services, or the AppExchange, or the intellectual property rights therein, except as expressly permitted by this Agreement.

9.2.2. Partner Property. SFDC acknowledges that, as between the Parties, the Partner Application and all intellectual property rights therein are and will remain the sole property of Partner, and no rights are granted to SFDC under this Agreement with respect to the Partner Application or the intellectual property rights therein, other than the limited licenses specified in this Agreement. SFDC will not use the Partner Application or the intellectual property rights therein, except as permitted by this Agreement.

9.3. Trademark Cross-License.

9.3.1. License. Each Party (the "**Granting Party**") hereby grants to the other Party (the "**Licensed Party**") a limited, nonexclusive, nontransferable, non-sublicenseable, royalty-free license during the Term to use the Granting Party's Licensed Marks for the sole purpose of identifying and promoting the Granting Party's business, products and services and the Partner Application, and strictly in accordance with this Agreement. If the Granting Party is SFDC, its Licensed Marks are such marks identified publicly by SFDC as available for use by Partners in the Partner Category(ies) in which Partner is participating, and such associated designs and logos as specified or approved in writing by SFDC in its discretion from time to time (see, e.g., SFDC Branding Guidelines) ("**SFDC Marks**"). Partner may use the SFDC Marks solely: (i) for so long as Partner remains a Partner in the applicable Partner Category(ies); and (ii) in any jurisdiction in which Partner is authorized to be a Partner and SFDC has rights. This License does not grant rights to use any trademark of SFDC other than those identified as SFDC Marks herein. If the Granting Party is Partner, except to the extent any mark features any of the SFDC Marks, its Licensed Marks are its name, the name of the Partner Application, and such associated designs and logos as specified or approved in writing by Partner in its discretion from time to time ("**Partner Marks**"). Each Party represents and warrants that it owns or otherwise has sufficient rights to its Licensed Marks, to the extent the Parties have obtained rights in a given jurisdiction, to grant the rights granted in this Agreement and its Marks do not infringe any intellectual property rights of any third party. All of the benefit and goodwill associated with the Licensed Party's use of the Granting Party's Marks will inure entirely to the Granting Party.

9.3.2. Usage Guidelines and Required Approvals. The Licensed Party's use of the Granting Party's Marks will strictly comply with the Granting Party's written trademark usage policies communicated to the Licensed Party from time to time, including the use of proper notices and legends (see, e.g., SFDC Branding Guidelines). The Licensed Party will obtain the Granting Party's prior written approval of all uses of the Granting Party's Marks, which approval may be granted or withheld in the Granting Party's discretion. The Granting Party may withdraw any approval of any use of its Marks at any time in its discretion, although no such withdrawal will require the recall of any previously published or distributed written materials.

9.3.3. Standards. During the Term, the Licensed Party will reasonably cooperate with the Granting Party in facilitating the Granting Party's monitoring and control of the nature and quality of the materials, products and services bearing the Granting Party's Marks, and will supply the Granting Party with specimens of the Licensed Party's use of the Granting Party's Marks upon request. If the Granting Party notifies the Licensed Party that the Licensed Party's use of the Granting Party's Marks is not in compliance with the Granting Party's trademark policies or is otherwise in breach of this Agreement, then the Licensed Party will promptly take such reasonable corrective action as directed by the Granting Party.

9.4. Ownership/Good Faith Covenants. Partner acknowledges and agrees that the SFDC Marks are and will remain the sole and exclusive property of SFDC. Partner will not acquire any right, title, or interest in, to or associated with the SFDC Marks other than the limited license to use Licensed Marks identified above pursuant to this Agreement. Both during and after the Term, Partner will not itself, and will not assist, permit, or encourage any other person to, do anything or omit to do anything that might prejudice, impair, jeopardize, violate, dilute, depreciate, or infringe any of the SFDC Marks or SFDC's interest in the SFDC Marks without SFDC's prior express written approval. SFDC acknowledges and agrees that the Partner Marks are and will remain the sole and exclusive property of Partner. SFDC will not acquire any right, title, or interest in, to or associated with the Partner Marks other than the limited license to use Licensed Marks identified above pursuant to this Agreement. Both during and after the Term, SFDC will not itself, and will not assist, permit, or encourage any other person to, do anything or omit to do anything that might prejudice, impair, jeopardize, violate, dilute, depreciate, or infringe any of the Partner Marks or Partner's interest in the Partner Marks without Partner's prior express written approval.

10. Representations and Warranties

10.1. SFDC. SFDC represents and warrants that: (a) it will not materially decrease the overall features and functionalities of the Distribution Services during the Initial Term or during any individual subsequent Renewal Term; and (b) it has the legal power to enter into and perform its obligations under this Agreement.

10.2. Partner. Partner represents and warrants that: (a) any Partner Application(s) will perform materially in accordance with the relevant documentation as amended from time to time by Partner and as provided to Customers; (b) it will not materially decrease the overall features and functionalities of any Partner Application during the Initial Term or during any individual subsequent Renewal Term; (c) it has the legal power to enter into and perform its obligations under this Agreement; and (d) it will not make any representations or warranties on SFDC's behalf.

10.3. WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ALL IMPLIED REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW. CONTENT IS PROVIDED "AS IS," AND AS AVAILABLE EXCLUSIVE OF ANY WARRANTY WHATSOEVER. SFDC MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SPECIFICALLY DISCLAIMS ALL IMPLIED REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, WITH REPSECT TO NON-SFDC APPLICATIONS (INCLUDING, WITHOUT LIMITATION, ALL PARTNER APPLICATIONS). SFDC DISCLAIMS ALL LIABILITY FOR ANY HARM OR DAMAGES CAUSED BY ANY THIRD-PARTY HOSTING PROVIDERS.

11. Mutual Indemnification

11.1. Indemnification by Partner. Partner will defend SFDC against any claim, demand, suit or proceeding made or brought against SFDC by a third party (i) alleging that that the Partner Application or Combined Solution infringes or misappropriates such third party's intellectual property rights; (ii) based upon a representation made by Partner to such third party; (iii) based upon a breach by Partner of Section 3.4 (Privacy and Security of Customer Data Accessed by Partner Application) or of Section 13 (Compliance); or (iv) arising from the Partner Application or Combined Solution (each, a "**Claim Against SFDC**"), and will indemnify SFDC from any damages, attorney fees and costs finally awarded against SFDC as a result of, or for amounts paid by SFDC under a settlement approved by Partner in writing of, a Claim Against SFDC, provided that SFDC (a) promptly gives Partner written notice of the Claim Against SFDC, (b) gives Partner sole control of the defense and settlement of the Claim Against SFDC (except that Partner may not settle any Claim Against SFDC unless it unconditionally releases SFDC of all liability), and (c) gives Partner all reasonable assistance, at Partner's expense. In the event of a Claim Against SFDC by a third party alleging that the Partner Application infringes the intellectual property rights of a third party, or if Partner reasonably believes the Partner Application may infringe or misappropriate, Partner may in its discretion and without any reduction in any payment due to SFDC (i) modify (without materially reducing the overall functionality of) the Partner Application so that they are no longer claimed to infringe or misappropriate, (ii) obtain a license for Customer's and SFDC's continued use of the Partner Application in accordance with this Agreement and such other agreements between Partner and Customer, as applicable or (iii) terminate any then-active Distribution Services subscriptions for use with such Partner Application upon 30 days' written notice to SFDC, provided that if Partner terminates such subscriptions, Partner will be prohibited from distributing such Partner Application for use with SFDC Services and, to the extent that Partner has listed such Partner Application on the AppExchange, Partner must remove such listing from the AppExchange.

11.2. Indemnification by SFDC. SFDC will defend Partner against any claim, demand, suit or proceeding made or brought against Partner by a third party alleging that the Distribution Services infringe or misappropriate the intellectual property rights of such third party (a "**Claim Against Partner**"), and will indemnify Partner from any damages, attorney fees and costs finally awarded against Partner as a result of, or for amounts paid by Partner under a settlement approved by SFDC in writing of, a Claim Against Partner, provided that Partner (a) promptly gives SFDC written notice of the Claim Against Partner, (b) gives SFDC sole control of the defense and settlement of the Claim Against Partner (except that SFDC may not settle any Claim Against Partner unless it unconditionally releases Partner of all liability), and (c) gives SFDC all reasonable assistance, at SFDC's expense. In the event of a Claim Against Partner by a third party alleging that the use of the Distribution Services infringes the intellectual property rights of a third party, or if SFDC reasonably believes the Distribution Services may infringe or misappropriate, SFDC may in its discretion and at no cost to Partner (i) modify the Distribution Services so that

they are no longer claimed to infringe or misappropriate (without breaching the warranty in 10.2(a) above), (ii) obtain a license for Partner's continued resale of the Distribution Services in accordance with this Agreement or (iii) terminate the Distribution Services upon 30 days' written notice and refund Partner any prepaid fees covering the period following such termination.

12. Exclusions and Limitations of Liability

12.1. LIMITATION OF LIABILITY. SUBJECT TO SECTION 12.3, IN NO EVENT WILL THE AGGREGATE LIABILITY OF EACH PARTY TOGETHER WITH ITS AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT, EXCEED THE GREATER OF $100,000 OR THE TOTAL AMOUNTS PAID BY PARTNER HEREUNDER IN THE TWELVE MONTHS PRECEDING THE FIRST INCIDENT OUT OF WHICH THE LIABILITY AROSE. THE FOREGOING LIMITATION WILL APPLY WHETHER AN ACTION IS IN CONTRACT OR TORT AND REGARDLESS OF THE THEORY OF LIABILITY, BUT WILL NOT LIMIT PARTNER'S PAYMENT OBLIGATIONS HEREUNDER.

12.2. EXCLUSION OF CONSEQUENTIAL AND RELATED DAMAGES. IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES HAVE ANY LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ANY LOST PROFITS, REVENUES, GOODWILL, OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, COVER, BUSINESS INTERRUPTION OR PUNITIVE DAMAGES, WHETHER AN ACTION IS IN CONTRACT OR TORT AND REGARDLESS OF THE THEORY OF LIABILITY, EVEN IF A PARTY OR ITS AFFILIATES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR IF A PARTY'S OR ITS AFFILIATES' REMEDY OTHERWISE FAILS OF ITS ESSENTIAL PURPOSE. THE FOREGOING DISCLAIMER WILL NOT APPLY TO THE EXTENT PROHIBITED BY LAW.

12.3. EXCEPTIONS: SECTION 12.1 DOES NOT APPLY TO: (i) THE OBLIGATIONS SET FORTH IN SECTION 11 (MUTUAL INDEMNIFICATION) OF THIS AGREEMENT; OR (ii) PARTNER'S LIABILITY ARISING FROM ITS BREACH OF SECTION 3.4 (PRIVACY AND SECURITY OF CUSTOMER DATA ACCESSED BY PARTNER APPLICATION).

13. Compliance

13.1. Compliance with Ethical Brand Representation Standards. Partner shall comply with all applicable laws and regulations in its marketing activities hereunder and shall not engage in any deceptive, misleading, illegal or unethical marketing activities, or activities that otherwise may be detrimental to SFDC and shall perform its obligations hereunder in a manner that in SFDC's judgment reflects well upon SFDC and its brands.

13.2. Compliance with Global Trade Laws. The Parties, as well as the Distribution Services, SFDC Services, Content, and other technology SFDC makes available may be subject to export and economic sanctions laws and regulations of the United States and other jurisdictions. Each Party represents that as of the Effective Date neither the Party, nor its Affiliates, is: (a) currently identified on any sanctions or export control list maintained by the U.S. government, including, but not limited to, the Specially Designated Nationals ("**SDN**") List maintained by the Department of the Treasury, Office of Foreign Assets Control ("**OFAC**") or the Denied Persons or Entity Lists maintained by the Department of Commerce, Bureau of Industry and Security ("**BIS**") (collectively "**Sanctioned Persons**"); nor (b) located, organized or ordinarily resident in a U.S.-embargoed country or territory (currently Cuba, Iran, North Korea, Sudan, Syria and the Crimea Region of Ukraine) (each, an "**Embargoed Territory**"). Unless otherwise authorized by a specific license, general license, exemption, or other authorization from the U.S. government, Partner shall not (a) sell a Partner Application or Combined Solution into or from, or permit Users to access or use any Partner Application or Combined Solution from, an Embargoed Territory; (b) engage in any transaction with, or allow access or use of any Partner Application or Combined Solution by, a Sanctioned Person, in connection with Partner's activities contemplated by this Agreement; or (c) engage in any other activity or transaction pursuant to this Agreement that would be in violation of any U.S. export or economic sanctions law or regulation.

13.3. Compliance with Anti-corruption Laws. Partner shall comply with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and the anti-corruption laws of other countries, to the extent applicable. Partner hereby represents and warrants that, in its performance under this Agreement, Partner has not, and will not at any time,

directly or indirectly (through a sub-Partner or other third party), pay, offer, give or promise to pay or give, or authorize the payment of, any monies or any other thing of value to secure an improper advantage or to improperly influence or reward the performance of any party.

13.4. Consequences of Violation. Partner shall promptly inform SFDC in writing upon becoming aware of any potential violations of laws in connection with this Agreement. Partner hereby acknowledges and agrees that any violation by Partner of the Compliance with Trade Law and Ethical Brand Representation Standards and Compliance with Anti-Corruption Laws sections of this Agreement will constitute a material breach of this Agreement. In the event SFDC reasonably believes such a violation has occurred, SFDC will have the right to terminate this Agreement, without any liability whatsoever to Partner, immediately upon providing written notice of termination to Partner. Termination of this Agreement by SFDC under this section shall be in addition to, and not in lieu of, SFDC's other legal rights and remedies.

13.5. Training. To comply with applicable law and any obligations set forth in this Section 13 (Compliance), Partner agrees to implement and maintain an internal training program for its employees (and to the extent applicable, Partner's contractors) to help ensure Partner's compliance with applicable laws, including international anti-corruption laws such as the FCPA, the UK Bribery Act and local anti-corruption law as well as US export control law.

13.6. Certification. Partner agrees to periodically, at SFDC's request, complete SFDC's Due Diligence Questionnaire and Compliance Certification. Partner agrees that, to comply with applicable laws, Partner and its employees and contractors participating on Partner's behalf in the activities contemplated under this Agreement may be subject to periodic certification as determined by SFDC. Partner may be subject to additional due diligence, questions and training, as determined by SFDC. Without limiting the foregoing, to the extent that Partner or a Partner contractor has completed SFDC's then-standard compliance certification ("**Compliance Certification**"), Partner and/or the contractor shall remain in full compliance with the terms of its Compliance Certification. If SFDC reasonably believes that Partner has violated or is violating the terms of its Compliance Certification, Partner shall cooperate in good faith with SFDC (i) in determining the existence, nature and extent of any such violation, and (ii) to undertake any actions required to correct the violation. In the event SFDC reasonably and in good faith disputes Partner's certification or reasonably believes Partner has violated its obligations set forth herein, SFDC shall have the right to review Partner's records to ensure compliance.

14. General

14.1. Personnel; Use of Third Parties. Partner will be responsible for the performance of its personnel (including its employees and contractors) and any third parties it uses in the performance of this Agreement, and the compliance of such personnel and third parties with Partner's obligations under this Agreement.

14.2. Relationship of the Parties. The Parties are non-exclusive, independent contractors, and nothing in this Agreement or done pursuant to this Agreement will create or be construed to create a partnership, franchise, joint venture, agency, fiduciary or employment relationship between the Parties. The Parties acknowledge and agree that: (a) SFDC may make available applications that are similar to the Partner Application; and (b) the Partner may itself and through other distributors market, sell, and distribute versions of the Partner Application that operate independently of the Distribution Services and the SFDC Services (i.e., such other versions of the Partner Application cannot interact with or integrate to the Distribution Services and the SFDC Services, including via API calls).

14.3. No Third Party Beneficiaries. There are no third party beneficiaries under this Agreement.

14.4. Notices. Except as otherwise specified in this Agreement, all notices related to this Agreement will be in writing and will be effective upon (a) personal delivery, (b) the second business day after mailing, (c) the second business day after sending by confirmed facsimile, or (d), except for notices of termination or an indemnifiable claim ("**Legal Notices**"), the day of sending by email. Notices to SFDC will be addressed to the attention of the Partner Program Manager, with a copy to SFDC's General Counsel, at salesforce.com, inc., The Landmark at One Market, Suite 300, San Francisco, California 94105; fax (415) 901-7040; legal@salesforce.com; or as updated by SFDC via written notice to Partner. Billing-related notices to Partner will be addressed to the relevant billing contact designated by Partner, and Legal Notices to Partner will be addressed to the address provided above and be clearly identifiable as Legal Notices. All other notices to Partner will be addressed to the relevant Relationship Manager or

Distribution Services system administrator designated by Partner.

14.5. Waiver. No failure or delay by either Party in exercising any right under this Agreement will constitute a waiver of that right.

14.6. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, the provision will be deemed null and void, and the remaining provisions of this Agreement will remain in effect.

14.7. Assignment. Neither Party may assign any of its rights or obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other Party (not to be unreasonably withheld); provided however, either Party may assign this Agreement together with all rights and obligations hereunder, without consent of the other Party, in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of its assets. Notwithstanding the foregoing, if a Party is acquired by, sells substantially all of its assets to, or undergoes a change of control in favor of, a direct competitor of the other Party, then such other Party may terminate this Agreement upon written notice. Subject to the foregoing, this Agreement will bind and inure to the benefit of the Parties, their respective successors and permitted assigns.

14.8. Entire Agreement. This Agreement, and each applicable Partner Addendum, constitute the entire agreement between SFDC and Partner regarding Partner's distribution of Partner Applications and supersedes all prior and contemporaneous agreements, proposals or representations, written or oral, concerning its subject matter. The Parties agree that any term or condition stated in a Partner order form or in any other Partner order documentation, including a purchase order (but excluding Service Orders) is void. In the event of any conflict or inconsistency among the following documents, the order of precedence shall be: (1) the applicable Service Order, (2) any exhibit schedule or addendum to this Agreement, (3) the body of this Agreement, (4) the Documentation and SFDC Branding Guidelines, and (5) the Salesforce Partner Program Agreement entered into between Partner and SFDC.

14.9. Governing Law. This Agreement, and any disputes arising out of or related hereto, will be governed exclusively by the internal laws of the State of California, without regard to its conflicts of laws rules or the United Nations Convention on the International Sale of Goods.

14.10. Venue. The state and federal courts located in San Francisco County, California will have exclusive jurisdiction over any dispute relating to this Agreement, and each party consents to the exclusive jurisdiction of those courts.

14.11. Counterparts and Delivery by Fax. This Agreement may be executed electronically, by facsimile and in counterparts.

ISVFORCE ADDENDUM
TO
PLATFORM APPLICATION DISTRIBUTION AGREEMENT
Template last updated February 7, 2018

Signature Page

Partner Name	Verb Technology Company, Inc
Partner Application Name(s)	nFusz Interactive Video

This ISVForce Addendum ("**ISVForce Addendum**") amends and supplements the Platform Application Distribution Agreement (the "**Agreement**") between Partner and SFDC (as defined in the Agreement). This ISVForce Addendum is effective as of the later of the dates beneath the parties' signatures below (the "**ISVForce Addendum Effective Date**"); provided, however that if such dates are separated by more than thirty (30) days this Agreement will be deemed null and void. Except as otherwise set forth herein, the terms of the Agreement shall apply to this ISVForce Addendum.

The parties' authorized signatories have duly executed this ISVForce Addendum as of the Effective Date.

SFDC

DocuSigned by:
By: Catherine Kelly
4FFBDDAC50D54C3...
Print Name: Catherine Kelly
Title: Senior Manager, Sales Operations
Date: January 30, 2019 | 17:40:52 PST

Partner

DocuSigned by:
By: Rory Cutaia
FBCC149FF8CC446...
Print Name: Rory Cutaia
Title: CEO
Date: February 4, 2019

1. Additional Definitions

"**ISVForce Services**" means Distribution Services used to facilitate (i) interoperability between Partner Applications and the SFDC Services, and (ii) the provision of Partner Application functionality, as described in the Product Guide. ISVForce Services are available as (i) an ISVForce Services subscription or (ii) an ISVForce Bundle. ISVForce Services exclude SFDC Services, Non-SFDC Applications, and Content.

"**License Management Application**" means SFDC's application for managing leads and entitlements to use Partner Applications. The License Management Application is provided as part of the ISVForce Services.

"**Partner Application**" for purposes of this ISVForce Addendum only, means each Partner Application approved by SFDC that is described in a Partner Application Description attached to this ISVForce Addendum as Exhibit B hereto.

"**Partner Community**" means the SFDC partner community at https://partners.salesforce.com/ (as such URL may be updated from time to time).

"**Product Guide**" means the product description currently accessible via the Partner Community at https://partners.SFDC.com/s/education/appvendors/ISVforce_Product_Guide, or at other links that SFDC provides to Partner from time to time.

"**SFDC Quarter**" means each three-month period following February 1 (i.e. February 1 through April 30, May 1 through July 31, August 1 through October 31, and November 1 through January 31).

"**User**" means an individual who is authorized by Customer to use an SFDC Service, for whom Customer has purchased a subscription (or in the case of SFDC Services provided by SFDC without charge, for whom an SFDC Service has been provisioned), and to whom Customer (or, when applicable, SFDC at Customer's request) has supplied a user identification and password (for SFDC Services utilizing authentication). Users may include, for example, employees, consultants, contractors and agents of Customer, an authorized Partner employee or agent and third parties with which Customer transacts business.

2. ISVForce Services.

2.1. Subject to the terms and conditions of the Agreement, SFDC hereby grants to Partner a nonexclusive, nontransferable, non-sublicenseable right to use the ISVForce Services to market, demonstrate, distribute and support Partner Applications.

2.2. Partner may not resell, sell, license, sublicense, distribute, make available, rent or lease any ISVForce Services, Content, or SFDC Services and may not use the ISVForce Services independent of a Partner Application.

2.3. Partner may only distribute Partner Applications for use in an SFDC Service Org containing active subscriptions to SFDC Services.

2.4. Partner may not, without SFDC's prior written consent (including pursuant to a separate written agreement), offer an application substantially similar to a Partner Application for use with SFDC Services or ISVForce Services that is not identified in Exhibit B. During and after the Term of the Agreement, to the extent that Partner creates an online application using the SFDC Services, Partner may not, without SFDC's prior written consent, make available such application to third parties (i.e. other than Partner or its Affiliates) unless authorized pursuant to this Agreement and subject to the terms and conditions set forth herein. Breach of this Section 2.4 will constitute a material breach of the Agreement.

3. Fees.

3.1. Pricing.

3.1.1. Service Order Submission Payment Method. For all Partner Applications, except as set forth in Section 3.1.2 below, Exhibit A-2 will apply to Partner.

3.1.2. Checkout Payment Method. If SFDC has pre-approved Partner in writing to use the "Checkout Payment Method" in connection with one or more sales of the Partner Application, then Exhibit A-1 will apply to

Partner with respect to such sales in lieu of Exhibit A-2.

3.2. **LMA Reports**. Within thirty (30) days of Partner's receipt of written notice from SFDC, Partner will provide SFDC with a report created via the License Management Application showing each Org in which the Partner Application is or has been installed.

4. **Retention of Customer Data.** SFDC's obligations to retain a Customer's Customer Data shall be solely as set forth in SFDC's agreement with the Customer. Any modifications to a Customer's data made by the Partner Application outside of the SFDC Services (if any) will not be captured in Customer Data (except to the extent that modified data is uploaded into the Customer's Org, thereby converting it to Customer Data) and the return of any such modified data that is not Customer Data shall be the responsibility of Partner. SFDC has no obligation to retain any Customer Data that is stored in custom fields made available to a Customer as part of the Partner Application ("**Custom Fields**") following the termination of the Partner's Service Order associated with such Customer. Customer may request a copy of its Customer Data prior to such termination, in which case SFDC will make the Customer Data available to Customer in accordance with the Documentation for the applicable SFDC Service. If a Customer stores Customer Data in a Custom Field, Partner will advise Customer of the foregoing two sentences in writing.

5. **Term**. Unless otherwise set forth in an exhibit to this ISVForce Addendum, the initial term of this ISVForce Addendum commences on the ISVForce Addendum Effective Date and ends 36 months thereafter ("**Initial Term**"), unless terminated earlier by either Party as set forth in the Agreement. Thereafter, this ISVForce Addendum will automatically renew for additional 12 month periods (each a "**Renewal Term**"), unless terminated earlier by either Party pursuant to the Agreement or unless either Party gives notice of non-renewal to the other Party no later than 30 days before the end of the Initial Term or the then-current Renewal Term. The Initial Term, all Renewal Terms and any Transition Period are referred to collectively as the "**ISVForce Term**."

6. **Counterparts**. This ISVForce Addendum may be executed electronically and in counterparts.

Exhibit A-1 – PNR – Checkout

Checkout Payment Method.

1. Additional Definitions.

"**Checkout Order**" means orders for Partner Applications through a Checkout Service that are submitted by Partner to SFDC or any of SFDC's Affiliates from time to time.

"**Checkout Service**" means the payment services tool made available via the AppExchange and designated by SFDC as appropriate for processing payments under this ISVForce Addendum. Any Checkout Service is a Non-SFDC Application.

"**Checkout Service Provider**" means the third party provider of a Checkout Service.

"**PNR**" means 15%, or such higher percentage that SFDC and Partner have agreed to in writing, of the sales price to Customer (excluding sales tax, but including any withholding tax paid by Customer or Partner) of the applicable Partner Application.

2. Checkout Requirement. Partner will process all sales of the Partner Application through the Checkout Service.

3. Fees, Invoicing and Payment.

3.1. Fees.

3.1.1. For each day on which one or more Customers purchase the Partner Application using the Checkout Service, Partner and SFDC will each be entitled to a payment from the Checkout Service Provider based on the aggregate amount paid by Customers using the Checkout Service on that day to purchase the Partner Application. SFDC will receive the PNR from the Checkout Service Provider (less any amount separately agreed as a split between SFDC and the Checkout Service Provider), and Partner will receive the remainder of the aggregate net revenue (less any amount separately agreed to between Partner and the Checkout Service Provider) paid on a single day by all Customers (without reduction for any Taxes paid by Customer or Partner, other than sales tax) for Partner Application subscriptions as processed by the Checkout Service on that day, less any sales taxes. Partner may not use ISVForce Services to market, demonstrate, distribute and support Partner Applications if Partner discontinues use of the Checkout Service unless or until Partner has been enabled by SFDC to submit Service Orders for ISVForce Services through the Channel Order App. Payments described in this Section 3.3.1 are made approximately one week in arrears (or such other time period communicated by SFDC or the Checkout Service Provider to Partner).

3.1.2. If installation, access, and/or full use of any of the features and capabilities of a Partner Application requires a Customer to pay fees of any kind to Partner (i.e., the Partner Application integrates to or makes use of any application or other product or service for which Partner collects fees), then such fees will be deemed to be part of the sales price paid by Customers to Partner for the Partner Application for the purposes of calculating the PNR owed to SFDC by Partner under this Agreement, and Partner must contact the SFDC Relationship Manager for instructions about how to submit an order to SFDC for the additional fees due to SFDC based on such additional net revenue. The foregoing sentence shall not apply to fees that Partner charges solely to implement the Partner Application for the applicable Customer.

3.2. Invoicing and Payment Terms. Invoicing and payment terms applicable to Customers' purchases of Partner Applications through the Checkout Service will be as set forth in Partner's separate agreement for the Checkout Service with the Checkout Service Provider.

Exhibit A-2 – PNR – Service Orders

Service Order Payment Method.

1. Additional Definitions.

"**Channel Order App**" means SFDC's Service Order submission application.

"**PNR**" means a specified percentage, that is set forth in the Product Catalog or the applicable Service Order, of the sales price to Customer (excluding sales tax, but including any withholding tax paid by Customer or Partner) of the applicable Partner Application.

"**Provisioning Information**" means the following information regarding the applicable Service Order:

a) Customer name and location
b) Org identification number
c) Name of ISVForce Services subscription type and quantity sold
d) Effective start date of Customer order
e) Auto-renewal (Y/N)
f) Date of Partner's receipt of Customer order
g) Aggregate Customer fees for Partner Application /month.

"**Product Catalog**" means the listing of ISVForce Services subscriptions and pricing terms that SFDC makes available for Partner to purchase pursuant to Service Orders, as set forth in Exhibit C of this ISVForce Addendum and as updated from time to time by SFDC via SFDC's online Service Order submission application.

2. 1:1 Requirement. For each Partner Application subscription (either per Org or per User) distributed by Partner, Partner must purchase one (1) subscription to the ISVForce Services.

3. Service Orders.

3.1. Service Order Submission Requirement. Partner will submit a complete and accurate Service Order to SFDC via SFDC's Channel Order App (or such other method pre-approved by SFDC in writing) for each ISVForce Services subscription that Partner is required to purchase pursuant to Section 2 above. Partner must submit each such Service Order within 1 business day of Partner's receipt of the Customer order for the applicable Partner Application subscriptions. Each Service Order is subject to SFDC's reasonable and good faith acceptance. Partner must submit a Service Order to SFDC for such ISVForce Services subscription within 1 business day of the date on which Partner begins charging fees for a Partner Application for which it was not previously charging fees. For the avoidance of doubt, Service Orders are not required if SFDC is not charging Partner fees for distribution of the Partner Application.

3.2. Provisioning Information. Each Service Order submitted via the Channel Order App must include the Provisioning Information. Partner represents and warrants that all such Provisioning Information submitted to SFDC will be true and correct and agrees to certify the same in writing, and to provide to SFDC copies of the documentation underlying the Provisioning Information, periodically, upon SFDC's request.

3.3. Trial Subscriptions. Partner is not required to submit a Service Order to SFDC for Trial Subscriptions; provided, however, that Partner must submit the applicable Service Order to SFDC within 1 business day of the expiration of a Trial Subscription to the extent otherwise required under this Exhibit A-2.

3.4. No Cancellation. Service Orders are non-cancelable by Partner after acceptance by SFDC. The number of

subscriptions specified in an accepted Service Order cannot be decreased before the end of the Service Order term, regardless of any termination, non-payment, non-use or other conduct or inaction on the part of the corresponding Customer.

3.5. Channel Order App Certification. Partner agrees that its personnel using the Channel Order App will complete SFDC's Channel Order App training, including passing the related certification exam, within thirty (30) days of the ISVForce Addendum Effective Date or, for those personnel who will start using the Channel Order App more than 30 days after the ISVForce Addendum Effective Date, in a timely manner.

4. ISVForce Services Subscriptions

4.1. Subscription Term. The term for each ISVForce Services subscription and renewal thereof shall be 1 month.

4.2. Subscription Renewals. Existing ISVForce Services subscriptions shall automatically renew unless terminated by either Party by providing 1 month prior written notice to the other Party. Partner must require that its orders with Customers for Partner Applications automatically renew.

5. Fees, Invoicing and Payment.

5.1. Fees.

5.1.1. Partner will pay SFDC fees for ISVForce Services as set forth in the applicable Service Order and in accordance with the Agreement.

5.1.2. If installation, access, and/or full use of any of the features and capabilities of a Partner Application require a Customer to pay fees of any kind to Partner (e.g.,, the Partner Application integrates to or makes use of any application or other product or service for which Partner collects fees), then such fees will be deemed to be part of the sales price paid by Customers to Partner for the Partner Application an shall be included in the Service Order for the purposes of calculating the PNR owed to SFDC by Partner under this Agreement The foregoing sentence shall not apply to fees that Partner charges solely to implement the Partner Application for the applicable Customer.

5.2. Invoicing and Payment.

5.2.1. SFDC will invoice Partner on a monthly basis for the monthly fees set forth in the Service Orders for each Customer account. On or around the 10th of each month, SFDC will provide Partner with an account statement ("**Account Statement**") specifying the aggregate amounts due SFDC across all Customer accounts. Amounts invoiced in an Account Statement are due Net 30 days from receipt of the Account Statement (receipt deemed same day as sent if sent via email), and paid by wire transfer once each month. With each wire transfer payment, Partner shall provide SFDC with a listing of the SFDC invoices that Partner is making payments against with such payment.

5.3. PNR Calculation Example. PNR fees are calculated as set forth in the examples below. Note that the examples below use a PNR of 15%, actual PNR calculations will be based on Partner's agreed upon PNR as defined herein:

(i) <u>USD PNR Calculation Example</u>:
Monthly subscriptions for Partner Application (before Sales Tax) + Withholding Tax, if applicable = $12,000
↓
15% PNR Owed by Partner to SFDC for monthly subscription ($12,000 X 15% PNR) TOTAL= $1,800

(ii) Foreign Currency PNR Calculation Example:
€5,000 Monthly subscriptions for Partner Application (before Sales Tax) + Withholding Tax, if applicable

€5,000 x applicable conversion rate**
$6,530.64 = Converted to USD

$979.60 = 15% PNR Owed by Partner to SFDC for monthly subscription ($6,530.64 X 15% PNR)

*The applicable price shall be the greater of (a) the price calculated on a PNR basis or (b) if a flat-fee floor price is specified in the applicable Service Order, such flat-fee floor price.

**When calculating PNR fees due SFDC where Customer has paid Partner in a currency other than USD, Partner shall convert the fees under the applicable currency to USD prior to deducting any applicable withholding taxes, using the following spot conversion rate: WM Reuters official daily closing rates London close, as of the day prior to Partner's submission of the applicable initial Service Order for Customer's then current subscription term and updated upon each renewal.

Exhibit B – Partner Application Description

The Partner Application is an interactive video creation solution. Partner Application enables Partner Customer to create, edit, distribute, post, and track interactive videos in their client communications within their Org. The Partner Application also provides additional functionality, such as a set-up assistant, which allows Partner Customer to establish an outbound connection, data mapping for leads and contacts, and data exporting of leads. The Partner Application processes data off platform using AWS and Azure, which allows Partner Customers to serve and store videos to leads and contacts from within their Org.

Exhibit C
Product Catalog

nFusz, Inc.- nFusz Interactive Video – Exhibit C Product Catalog

Product Name	Product Description	Pricing Type	PNR %	Floor Price	Fixed Price	Currency	Product Special Terms	Pricing Unit
ISVForce for nFusz Interactive Video (Per User)	ISVForce for nFusz Interactive Video is an ISVForce Services Subscription enabling support of your ISVForce Solution.	PNR	15.00	$0.00	N/A	USD	N/A	User